EXHIBIT 23
                                                          TO NUCOR CORPORATION
                                                          1998 FORM 10-K

PricewaterhouseCoopers LLP
NationsBank Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28202




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Nucor Corporation on Form S-8, Numbers 2-84117 (including 2-50058), 2-51735, 33-27120 (including 2-55941 and 2-69914), and 33-56649, and Form S-3, Number
33-47313, of our report dated February 3, 1999, on our audits of the consolidated financial statements of Nucor Corporation as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is incorporated by reference in this Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
March 24, 1999